Exhibit 10.3

Executive Separation Waiver and Release Agreement Name: Tim Stone, Chief Financial Officer Global I.D.: 2253421 GPID: LL73FI69

1.Separation of Employment

Ford Motor Company (“Ford” or the “Company”) and I have reached a mutual agreement that, pursuant to the below mutually satisfactory terms, my employment with Ford shall terminate as of October 15, 2020 (“Separation Date”). After September 30, 2020, I will perform my employment duties on an as needed basis and as directed by Ford until the Separation Date.

I shall continue to be compensated at my current annual salary until the Separation Date, provided, however, if I commence full-time employment with another employer at any time prior to the Separation Date, I will from that time forward cease to receive compensation from Ford. I agree and acknowledge that I would not otherwise be entitled to continued employment through the Separation Date as described in this paragraph but for my execution of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Ford terminates my employment for Cause prior to the Separation Date, Ford shall have no further obligations to me hereunder. For purposes hereof, “Cause” means (i) my conviction of or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude, (ii) willful misconduct or gross negligence in providing services to Ford, (iii) my violation of any securities laws or regulations, (iv) my violation of any other laws that would reasonably be expected to materially adversely affect my ability to provide services to Ford, or (v) my violation of any of my obligations hereunder, or any conduct contrary to or in breach of my representations and warranties set forth in Paragraph 6,

2.Separation Benefits

In exchange for the consideration set forth herein, the sufficiency of which I hereby acknowledge, and subject to my execution of, and continued compliance with, this Waiver and Release Agreement (the “Agreement”), as well as my execution and non-revocation of Exhibit B to this Agreement (the “Second Release of Claims”), I will be entitled to receive the compensation items, as set forth in Exhibit A hereto.

I understand that in order to receive the consideration described in this Paragraph 2, I am required to (i) sign this Agreement and return the document to Kiersten Robinson, Chief Human Resources Officer, no later than 12:00 pm Eastern Time September 30, 2020, and (ii) no earlier than my Separation Date, and no later than October 21, 2020, sign and return the

Second Release of Claims to Kiersten Robinson. I further understand that I will not be entitled to the consideration in this Paragraph 2 if I fail to timely execute or if I revoke the Second Release of Claims, and that I shall forfeit any unpaid consideration described in this Paragraph 2. I understand that my employment at Ford will end upon my Separation Date and this Agreement will remain in effect, whether or not I choose to sign and not revoke the Second Release of Claims.

I understand that I will not be entitled to any other separation payment, that all other unvested time-based restricted stock units, unexercised stock options, performance-based restricted stock units still in their performance periods, and any final award not yet granted related to any performance-based restricted stock units whose performance period has ended will be forfeited except as specified in Exhibit A.

3.Release of Claims

In consideration of the benefits described herein, I unconditionally and irrevocably waive, abandon and release any and all rights or claims of any kind (including all claims that relate to my employment or termination of employment) that I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, its affiliates or subsidiaries, respective officers, directors, board members, agents or employees, and the employee benefit plans sponsored by the Company, and their fiduciaries (the “Released Entities”).

Furthermore, I represent that (a) I have not sustained any injuries during the time of my employment which are compensable as part of a workers’ compensation claim, and (b) as of the date of my execution of this Agreement, I am not aware of any non-compliance by the Released Entities with, or their potential violation of, any federal or state statute, regulation, other administrative guidance, or common law doctrine, including but not limited to non-compliance or potential violation of any statute, regulation, guidance, or common law doctrine regarding discrimination on the basis of age, sex, race, national origin, religion, or other protected status. I understand that the Company has relied on these material representations in determining the amount of the benefits described herein and deciding to enter into this Agreement. Except as provided in Paragraph 4 below, I agree not to start any proceedings of any kind against the Released Entities relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

•Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Federal Rehabilitation Act of 1973, which prohibits discrimination in employment on the basis of handicap; the Americans with Disabilities Act, which prohibits discrimination in employment on account of disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

•Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, as amended, which among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

•Any other laws, such as any federal, state or local laws or regulations, or any common law doctrines related in any way to employment, employment discrimination, or workers compensation benefits, any federal, state or local law enforcing employment contracts, either express or implied or requiring an employer to deal with employees fairly and in good faith, and any other federal, state, or local laws providing recourse for alleged defamation, slander, libel, fraud, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional infliction of emotional distress.

4.Rights or Claims That Survive

I do not waive or release any rights or claims I may have that arise solely from actions taken, or events or occurrences taking place, after this Agreement is signed or any rights or claims that are not permitted by law to be waived or released, such as workers’ compensation claims. I also do not waive and release (i) any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to my Separation Date, (ii) with respect to any amounts or benefits to which I may be entitled under and in accordance with Paragraph 2 of this Agreement or otherwise pursuant to this Agreement, (iii) any rights that I may have to indemnification under the terms of any applicable indemnification agreement with the Company, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, and (iv) vested rights, if any, under and in accordance with the terms of any applicable employee benefit plan in which I participate and amendments thereto. Rights or claims that the Company may have against me also survive. Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency. I also understand that nothing in this Agreement or any other agreement or document prohibits me from voluntarily communicating, without notice to or approval by the Company, with any federal, state, or local government agency (including law enforcement) about a potential violation of a federal, state, or local law or regulation. Nothing in this Agreement or any other agreement or document prohibits me from cooperating or participating in any investigation or proceeding conducted by a federal, state, or local government agency charged with enforcement of any law. However, to the extent an action or proceeding may be brought by any government agency with respect to any alleged acts or omissions prior to my execution of this Agreement, I expressly acknowledge and agree that I have relinquished any entitlement to, and will not accept, any form of monetary damages or any other form of relief in connection with any such action or proceeding. Nothing in this Agreement shall prevent me from disclosing factual information regarding any discrimination, harassment, retaliation, or other unlawful employment practices I may claim to have experienced or witnessed at Ford.

5.Confidential Information

In consideration of the benefits described herein, I agree to keep secret and forever hold in strictest confidence, and shall not, furnish, make available or disclose to any third party or use for my benefit or the benefit of any third party, any Confidential Information. As used in this Agreement, Confidential Information means any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, cycle plans, strategies and information, databases and information systems, analyses, profit margins, comparative or futuring studies, information relating to litigation and other disputes, public relations strategies, or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or becomes known in the industry through no wrongful act on my part. I acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

I acknowledge and agree that my promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if I break my promise and that the Company may not have an adequate remedy at law if I break or threaten to break my promise. Accordingly, I agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible in a court of competent jurisdiction. I agree to promptly pay the Company liquidated damages in an amount equal to the value of the consideration described herein if I break my promise and divulge Confidential Information, and any unpaid consideration shall be forfeited. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove.

Furthermore, I agree to abide by any ongoing duties I owe to the Company which inure to the benefit of the Company, whether legal or contractual in nature, which by their terms extend beyond the duration of my employment (such as ongoing duties to reasonably assist the Company in securing its intellectual property), to the extent they are not inconsistent with the provisions of this Agreement.

With respect to my obligations to maintain in confidence any and all confidential and/or trade secret information of the Company, I understand that the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), provides me with immunity from criminal or civil liability under any federal or state trade secret law for my disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding and the document is filed under seal so that it is not disclosed to the public.

6.Representations and Warranties

I hereby represent and warrant that I have not breached my duties of confidentiality or loyalty to the Company, whether contractual or legal in nature (including the duty to not make any disparaging statements and the duty to comply with all securities laws and regulations), as of the date of execution of this Agreement.

In the event that it is discovered at any time that I have breached or threatened to breach any such obligation, either before or after the execution of this Agreement, I agree to promptly pay the Company liquidated damages in an amount equal to the value of the consideration described in Paragraph 2 and any unpaid consideration described in Paragraph 2 shall be forfeited. In addition, in the event that I disparage or threaten to disparage the Company (either before or after this Agreement is executed), or it is discovered that I disparaged the Company during my employment, I agree that such conduct shall be grounds for “for cause” termination of my employment pursuant to Paragraph 1.

Ford agrees that Ford Public Affairs and/or the Ford Media Center shall not publish any material that disparages me.

However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove. Nor shall anything contained herein be construed as prohibiting the Company from pursuing any other remedies available to it under other Company agreements and plans applicable to me.

7.Non-Compete and Non-Solicitation Agreement

In consideration of the benefits described herein, I also agree that until my Separation Date, and for a period of two (2) years immediately following my Separation Date, I shall not, directly or indirectly, work for or associate with any business that competes in trade or commerce with Ford, its subsidiaries or its affiliates, whether individually or as an owner, partner, agent, employee, consultant, or otherwise; provided that, it will not be a breach of the foregoing covenant for me to provide services to or otherwise work or associate with any business in the technology sector the primary business of which does not consist of the design (including related software and artificial intelligence), manufacture and sale of automobiles or automobile parts, transportation, or self-driving vehicles. The Company agrees that neither my employment with ASAPP, Inc., nor my provision of services to

Wildlife Studios, or GoBrands, Inc., violate this paragraph. I further agree to refrain until my Separation Date, and for two (2) years following my Separation Date, from taking any action that will cause the termination or interference of existing business relationships between or among Ford, its subsidiaries or its affiliates, on the one hand, and any of their customers or suppliers with whom I had direct or indirect contact while working for Ford, on the other. I further agree that Ford and its subsidiaries and affiliates have invested substantial time and effort to identify, recruit, and train their personnel and that, until my Separation Date and for a period of two (2) years following my Separation Date (“Restricted Period”), I will not, either directly or indirectly, on my behalf or on behalf of any other person or entity, in any capacity, recruit, solicit for hire, or hire or assist others in recruiting, soliciting for hire or hiring any person who is or during the Restricted Period becomes an employee, agency employee, contract employee or consultant of Ford or any of its subsidiaries or affiliates; provided however that the foregoing will not prohibit me or any of my affiliates from hiring any person who responds to a general advertisement or solicitation not specifically directed at employees of Ford or its subsidiaries or affiliates. The recruitment of individuals who have retired from Ford or any of its subsidiaries or affiliates shall not violate this Paragraph; however, nothing herein shall excuse such individuals from any requirement to submit a predetermination request or avoid inimical conduct pursuant to any applicable retirement plan.

In the event that I breach the provisions of this Paragraph 7, I will be required and agree to promptly repay the full amount of consideration provided to me under Paragraph 2. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including an injunction and/or the recovery of any damages which it is able to prove.

8.Return of Company Materials Upon Termination

I acknowledge that all written and/or electronic materials or documents containing Confidential Information prepared by me or coming into my possession because of my employment with the Company is and shall remain the property of the Company. I agree to make reasonable efforts to identify and locate all such written materials or documents in my possession, custody or control and return to the Company all such items in my possession, together with all copies of such items, and any other Company property, equipment, or materials, upon the Separation Date. By my execution of this Agreement, I hereby certify that I have or will have complied with this paragraph by the
Separation Date.

9.Business Reputation

I acknowledge that the business reputation of the Company is a valuable asset. I agree that I shall take no action which can be deemed to be inimical to the best interests of the Company, including but not limited to: publishing material that disparages the Company, participating in interviews disparaging the Company or taking action in any other manner or way disparaging the Company. In the event that I engage in any of the foregoing, I agree to promptly pay liquidated damages to the Company in an amount equal to the value of the consideration described in Paragraph 2 and any unpaid consideration described in Paragraph 2 shall be forfeited. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damages which it is able to prove.

10.Legal Proceedings and Cooperation

I agree that I will, to the extent reasonably requested in writing, cooperate with and serve in any capacity reasonably requested by the Company in any pending or future investigation (including internal investigation), litigation or proceedings in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information which the Company deems relevant to said litigation, investigation, or proceedings including, but not limited to, acting as the Company’s representative or on behalf of the Company in any said investigation, litigation, or proceedings. I further agree that I will, without the necessity for subpoena, provide in any jurisdiction in which the Company requests, truthful testimony relevant to said investigation, litigation, or proceedings. In connection with the foregoing, the Company will attempt to accommodate my schedule, provide me with reasonable advance notice of the time(s) at which my services are needed and reimburse me for reasonable expenses to the extent required under any operative duty to indemnify.

I further agree to notify the Company within a reasonable period of time should I learn of a subpoena or other court order requiring my participation in any legal proceeding relating to or stemming from my employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which I must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

11.No Reapplication or Rehire

In consideration of the promises made by the Company in the Agreement, and to the fullest extent permitted by law, I recognize and promise that I will not seek or accept employment or direct independent contractor status with Ford Motor Company, or any Released Entities in any capacity; I will not work on any Ford Company related business through outside vendors; and I will not perform work on Ford Motor Company premises. The Company and I agree that this provision is not intended to prohibit me from accepting employment or independent contractor status with a vendor of Ford Motor Company, or having an ownership interest or leadership management role with such a vendor, so long as I do not personally work on, and am not involved in, any aspect of the vendor’s business that is related to Ford Motor Company. Neither Ford Motor Company, nor any of the Released Entities, have any obligation to hire me or to do business with any vendor that I am associated with as an owner or employee. I further agree that this paragraph of the Agreement is sufficient legal grounds for denying employment and/or termination of employment, and will constitute a legitimate, non-discriminatory, non-retaliatory reason for Ford Motor Company and/or any other Released Entity to terminate my employment, and Ford Motor Company and/or any other Released Entity will have the absolute right to terminate such employment.

12.Enforceability and Interpretation

If any provision of this Agreement is found to be unenforceable, all other terms shall be considered separate and independent from the other provisions of this Agreement. The invalidity of any one provision shall not affect any other provision of this Agreement. This Agreement shall be governed by the laws of the State of Michigan, excluding its choice of law provisions. It is expressly understood and agreed that although I consider the restrictions contained in Paragraph 7 to be reasonable, if a final determination is made that the time or scope or any other restriction contained in Paragraph 7 is an unenforceable restriction against me, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and scope and to such other extent as is determined or indicated to be reasonable and enforceable. Alternatively, if it is determined that any restriction contained in Paragraph 7 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Furthermore, both parties agree that the provisions of this Agreement are the only provisions governing employee’s termination of employment with the Company and waiver and release of any and all claims against the Company and that these provisions of this Agreement can only be modified by a written agreement.

13.Dispute Resolution and Class Action Waiver

a)In the event that any dispute arises about the validity, interpretation, effect or alleged violations of this Agreement, or about any matter that may arise between me and the Company in the future (other than claims for benefits under any employee benefit plan), except as set forth in Paragraph 7, the parties agree to submit the dispute to final and binding arbitration in Michigan before an experienced employment arbitrator licensed to practice law in Michigan and selected in accordance with the American Arbitration Association rules applicable to employment disputes. The arbitrator may not modify or change this Agreement in any way.

b)The arbitrator shall have the authority to resolve all arbitrable claims with finality, in accordance with the arbitration rules. The arbitrator shall have the exclusive authority to resolve any disputes about whether a claim is arbitrable, except that only a civil court of competent jurisdiction may resolve a dispute regarding the scope or enforceability of Paragraph 13(c).The arbitrator will not have authority or jurisdiction to decide class certification or representative action issues.

c)Class Action Waiver. I shall not institute or participate in, and the arbitrator shall not have the authority to hear an arbitrable dispute on a class, collective, consolidated, or representative basis, nor shall the arbitrator have the authority to grant class-wide relief, relief on a consolidated basis, or other relief extending beyond the individual claimant. I understand that both Ford and I are waiving our rights to bring (or join, participate, or intervene in) any claim, controversy, or dispute covered by this arbitration provision as a class, collective, or other representative action. If a court of competent jurisdiction determines that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable, the remainder of this Agreement shall remain in full force and effect.

If both (1) the dispute is filed as a class, collective, or representative action and (2) a court finds the class action waiver, or a portion thereof, unenforceable, then the parties agree that any claims as to which this class action waiver are enforceable shall be resolved by arbitration prior to litigation of the claims to which the class action waiver was deemed unenforceable. The parties agree that the claims to which the class action waiver was deemed unenforceable shall be stayed pending resolution of the claims subject to arbitration.

d)I agree to pay my attorney’s fees and the expenses for any witnesses that support my position. I understand that the Company will pay all expenses of the arbitration, including required travel and other expenses of the arbitrator, AAA representatives, and any witness produced at the direction of the arbitrator, as well as the costs relating to any proof produced by the Company at the direction of the arbitrator, unless the arbitrator directs otherwise in the award as provided for in the Administrative Fee Schedule. Arbitration in this manner shall be the exclusive remedy for any arbitrable dispute. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.

e)Notwithstanding the agreement to arbitrate as set forth in this Paragraph, the parties shall have the right, before, during or after any arbitration proceeding, to obtain equitable remedies available in a court of competent jurisdiction under applicable statutes and court rules. Any such claim or judicial proceeding shall be filed in a state or federal court located in Wayne County, Michigan. I expressly consent to the personal jurisdiction of the state and federal courts located in Wayne County, Michigan for any lawsuit filed there against me by the Company arising from or related to this Paragraph 13. Any such proceeding or claim shall be governed by Michigan law, without regard to Michigan choice-of-law principles. The institution of any suit permitted by this paragraph shall not constitute a waiver of the agreement to arbitrate as set forth in this paragraph.
f)The agreement to arbitrate as set forth in this Paragraph does not apply to any claims regarding the provision of benefits under any employee benefit plan (the “Plan”). In order to make a claim for benefits under any Plan, I understand that I must first exhaust my administrative remedies under the procedures set forth in the Plan and as established by the Plan Administrator. Once I have exhausted my administrative remedies, if I wish to challenge any administrative denial further, I may only bring an action in connection with the Plan in the United States District Court for the Eastern District of Michigan to the extent permitted under the Plan. The institution of any suit permitted by this paragraph shall not constitute a waiver of the agreement to arbitrate as set forth in this Paragraph.

g)This Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) (“FAA”). Ford and I expressly agree that this Agreement shall be governed by the FAA, even in the event I am otherwise exempted from the FAA, and expressly agree that any disputes in this regard be resolved exclusively by an arbitrator.

14.Informed Consent I acknowledge that:

•I have carefully read this Agreement and have had a reasonable period of time in which to consider the Agreement;

•I fully understand what the Agreement means, and I am entering into it voluntarily, of my own free will, without coercion or duress, and with the full understanding of the significance and binding effect of this Agreement;

•I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Agreement and the Company strongly recommends I do so;

•I am receiving valuable consideration in exchange for my execution of this Agreement in the form of the consideration described herein that exceed the consideration I would be entitled to if I quit or was terminated and did not execute this Agreement;

•If, after being offered this Agreement but before this Agreement becomes effective, I separately quit or am terminated from my employment with Ford, the Company may in its sole discretion revoke this Agreement, rendering this Agreement null and void;

•I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Agreement except for those terms set forth in this Agreement; and

•I understand that, in deciding to enter into this Agreement, the Company has relied upon representations made by me herein, including without limitation those in paragraphs 6 and 9, each of which are hereby made material. I further understand that, should the Company discover that any such representation is false or inaccurate before the Effective Date, the Company may in its sole discretion revoke this Agreement, rendering this Agreement null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, I voluntarily agree to the terms and conditions of this Agreement.

/s/ Tim Stone	September 30, 2020
Tim Stone	Date

Ford Motor Company:
By:	/s/ Kiersten Robinson	September 30, 2020
	Kiersten K. Robinson	Date
Title:	Chief Human Resources Officer

EXHIBIT A
Tim Stone
Separation Benefits Summary

Effective Dates	Ford Service Date: 4/15/2019 Last Day Worked: 10/15/2020 Separation Effective Date: 10/15/2020
Termination Type	Voluntary Quit
Compensation
AICP Bonus Payment
Notwithstanding anything to the contrary in the AICP:

Pending approval of the Board of Directors Compensation Committee, you will be eligible for ten months proration for time worked if there is a payout in 2021 for the 2020 performance period; based on Company performance through the 2020 performance period (subject to individual performance through the Separation Date), payable at the same time as bonuses are paid to employees generally.

Pending approval of the Board of Directors Compensation Committee and in the event of an approved discretionary Officer bonus for 2020 performance, you will be eligible for inclusion of that program payable at the same time as bonuses are paid to Officers generally.

Performance-Based Restricted Stock Units (PB-RSU)	Granted, unvested PB-RSU awards are forfeited. The award falling into this category is: 2020 PB-RSU Annual Grant (2020-2022 performance period): Forfeited
Time-Based Restricted Stock Units (TB-RSU)
Notwithstanding anything to the contrary in the applicable plan or award agreement, vested TB-RSUs are retained. The award falling into this category is:

  2019 TB-RSU Hiring Grant (tranche 1)

Pending approval of the Board of Directors Compensation Committee, notwithstanding anything to the contrary in the applicable plan or award agreement, you will be eligible to retain the following portions of certain unvested TB-RSU awards. These awards will vest and will be settled or paid on the normal schedule. Awards falling into this category are:

  2020 TB-RSU Annual Grant (tranche 1): Vests in March, 2021
  2019 TB-RSU Hiring Grant (tranche 2): Vests in April, 2021

 For clarity, the following unvested TB-RSUs will be forfeited:

  2020 TB-RSU Annual Grant (tranches 2 & 3): Forfeited
  2019 TB-RSU Hiring Grant (tranche 3): Forfeited

Health Care
Medical Plan and Prescription Drug Coverage	Coverage ends upon termination. Employee may elect coverage under COBRA for up to 18 months.

Health Savings Account	Portable; can be used for healthcare expenses.
Dental Plan	Coverage ends as of the date of termination; COBRA available
Vision Plan	Coverage ends as of the date the last premium is deducted; COBRA available

Insurances (Other Than Health Care)
Basic Life Insurance	Basic Life Insurance ends as of the date of termination.
Accidental Death & Dismemberment	Company provided AD&D Insurance ends as of the date of termination.
Disability Plan	Company provided coverage ends on date of termination.
Optional Life Insurance	Not currently enrolled
Dependent Life Insurance	Not currently enrolled
Optional Accident Insurance	Not currently enrolled
Vehicle Programs
Vehicles	No eligibility.
Miscellaneous Items
Vacation	Forfeit any earned, unused 2020 vacation.
Financial Planning	No longer eligible for annual Lump Sum.

This statement is intended to be a convenient summary of your status under various plans of the Company and is not intended to describe the terms and conditions of the plans, policies or awards. Any benefit calculations are subject to corrections for errors in the record or otherwise. Any discrepancy between this document and the terms and conditions of Company plans, policies or awards will be governed by the terms and conditions of the plans, policies or awards. This document is not a promise or guarantee as to the type or amount of benefit that may be payable in particular circumstances. The Company reserves the right to end, suspend, or amend the Plans at any time, in whole or in part, at its sole discretion. Amendments may also be made to comply with the applicable statutes and regulations. In addition, certain benefits are subject to "earning-out" or performance conditions, as provided in the related plans or award terms and conditions. Determination as to eligibility or benefit amount under the plans, policies or awards is made by the appropriate committee or personnel activity at the time benefits may be payable and is governed by the detailed provisions of the plans, policies or awards

The parties intend that any amounts payable hereunder or under the Agreement of which this Exhibit A forms a part comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Exhibit A and the Agreement of which this Exhibit A forms a part shall be administered, interpreted and construed in a manner that is intended not to result in the imposition of additional taxes, penalties or interest under Section 409A, to the maximum extent possible. All payments hereunder, or under the Agreement of which this Exhibit A forms a part, shall be paid in accordance with the applicable provisions of the governing plan documents. For purposes of Section 409A, each payment hereunder, or under the Agreement of which this Exhibit A forms a part, shall be designated as a separate payment. If and to the extent, any portion of any payment, compensation or other benefit provided to you in connection with your resignation constitutes “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), such portion of the payment, compensation or other benefit shall not be paid before the earlier of: (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the date of any such payment in accordance with either (i) or ii) shall be referred to hereafter as the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum, without interest, in the first payroll period beginning after such New Payment Date, and any other remaining payments will be paid in accordance with their original schedule.

EXHIBIT B
SECOND RELEASE OF CLAIMS
I, Tim Stone, hereby agree as follows:
(A)    In consideration of the benefits described in Paragraph 2 of the Executive Waiver and Release Agreement (the “Agreement”), I unconditionally and irrevocably waive, abandon and release any and all rights or claims of any kind (including all claims that relate to my employment or termination of employment) that I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, its affiliates or subsidiaries, respective officers, directors, board members, agents or employees, and the employee benefit plans sponsored by the Company, and their fiduciaries (the “Released Entities”).
Furthermore, I represent that (a) I have not sustained any injuries during the time of my employment which are compensable as part of a workers’ compensation claim; and (b) as of the date of my execution of this Agreement, I am not aware of any non-compliance by the Released Entities with, or their potential violation of, any federal or state statute, regulation, other administrative guidance, or common law doctrine, including but not limited to non-compliance or potential violation of any statute, regulation, guidance, or common law doctrine regarding discrimination on the basis of age, sex, race, national origin, religion, or other protected status. I understand that the Company has relied on these material representations in determining the amount of the benefits described in the Agreement and in deciding to enter into the Agreement. Except as provided in Section B below, I agree not to start any proceedings of any kind against the Released Entities relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
•Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Federal Rehabilitation Act of 1973, which prohibits discrimination in employment on the basis of handicap; the Americans with Disabilities Act, which prohibits discrimination in employment on account of disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination.

•Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, as amended, which among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

•Any other laws, such as any federal, state or local laws or regulations, or any common law doctrines related in any way to employment, employment discrimination, or workers compensation benefits, any federal, state or local law enforcing employment contracts, either express or implied or requiring an employer to deal with employees fairly and in good faith, and any other federal, state, or local laws providing recourse for alleged defamation, slander, libel, fraud, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional infliction of emotional distress.

(B)    I do not waive or release any rights or claims I may have that arise solely from actions taken, or events or occurrences taking place, after this Second Release of Claims (“Release”) is signed or any rights or claims that are not permitted by law to be waived or released, such as workers’ compensation claims. I also do not waive and release (i) any claims I may have against the Company for reimbursement of authorized expenses if the expense was incurred prior to my separation date, (ii) with respect to any amounts or benefits to which I may be entitled under and in accordance with Paragraph 2 of the Agreement or otherwise pursuant to this Agreement, (iii) any rights that I may have to indemnification under the terms of any applicable indemnification agreement with the Company, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, and (iv) vested rights, if any, under and in accordance with the terms of any applicable employee benefit plan in which I participate and amendments thereto. Rights or claims that the Company or the Released Entities may have against me also survive. Nothing in this Release or the Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency. I also understand that nothing in this Release or the Agreement or any other agreement or document prohibits me from voluntarily communicating, without notice to or approval by the Company or Released Entities, with any federal government agency about a potential violation of a federal law or regulation. However, to the extent an action or proceeding may be brought by any federal government agency with respect to any alleged acts or omissions prior to my execution of this Release, I expressly acknowledge and agree that I have relinquished any entitlement to, and will not accept, any form of monetary damages or any other form of relief in connection with any such action or proceeding.
(C)    I specifically acknowledge and agree that this Release incorporates all terms and conditions provided under the Agreement, including, but not limited to, Paragraph 13 (Dispute Resolution and Class Action Waiver) of the Agreement. I specifically acknowledge and agree that all representations and warranties I made under the Agreement remain accurate and are in full force.

(D)    By execution of this Release, I specifically acknowledge and agree that I was allowed a period of at least twenty-one (21) calendar days to consider this Release. I further acknowledge that I have a period of seven (7) calendar days after the execution of this Release to revoke the same (the “Revocation Period”). I agree that, should I choose to revoke this Release, I must deliver a written notice of revocation to Kiersten Robinson, Chief Human Resources Officer.
This Release will become effective once the Release is fully executed by both parties, the revocation period has expired, and provided I have not revoked the Release. If I do not execute the Release or if I revoke the Release, I shall forfeit any consideration described in Paragraph 2 of the Agreement, and shall be obligated to repay any paid consideration described in Paragraph 2 of the Agreement,. I understand that my employment at Ford will end upon my Separation Date and the Agreement will remain in effect, whether or not I choose to sign and not revoke this Release.
(E)    I acknowledge that:
•I have carefully read this Release and have had a reasonable period of time in which to consider the Release;
•I fully understand what the Release means, and I am entering into it voluntarily, of my own free will, without coercion or duress, and with the full understanding of the significance and binding effect of this Release;
•I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Release and the Company strongly recommends I do so;
•I am receiving valuable consideration in exchange for my execution of this Release in the form of the consideration described herein that exceed the consideration I would be entitled to if I quit and did not execute this Release; and
•I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Release except for those terms set forth in this Release and the Agreement.
PLEASE READ THIS RELEASE CAREFULLY. IT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

THIS RELEASE MAY NOT BE EXECUTED PRIOR TO THE SEPARATION DATE. I AGREE AND ACKNOWLEDGE THAT, SHOULD I SIGN THIS RELEASE PRIOR TO THE SEPARATION DATE, THAT RELEASE SHALL BE NULL AND VOID, AND I WILL BE REQUIRED TO SIGN THIS RELEASE AGAIN ON OR AFTER MY SEPARATION DATE TO BE ELIGIBLE FOR THE CONSIDERATION DESCRIBED IN PARAGRAPH 2 OF THE AGREEMENT.

By signing below, I voluntarily agree to the terms and conditions of this Second Release of Claims.

Tim Stone	Date

Ford Motor Company:
By:
	Kiersten K. Robinson	Date
Title:	Chief Human Resources Officer

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